Exhibit 99.1

The First
Marblehead
Corporation

Contact:

At the Company

Gary F. Santo, Jr.
Vice President, Investor Relations
617.638.2000

News for Immediate Release

First Marblehead Announces
Third Quarter Fiscal 2007 Results

Net Income up 78% and Earnings Per Share up 81% through the first three quarters of FY 2007

BOSTON, MA, April 26, 2007 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the third quarter of fiscal 2007 and for the nine months ended March 31, 2007.

Total revenues for the nine months ended March 31, 2007 were $681 million, up 63% from $419 million for the same period last year.  Net income for the nine-month period was $293 million, or $3.09 per diluted share, an increase of 78% in net income, and 81% in diluted earnings per share over the same nine-month period last year.  For the third quarter of fiscal 2007, total revenues were $180 million, up 20% from $151 million for the same period last year. Net income for the third quarter was $71 million, or $0.75 per diluted share, an increase of 20% in net income, and 21% in diluted earnings per share, over the same period last year.

The operating results also reflect adjustments to certain of the assumptions used by the company in estimating the value of its service receivables. Based on the current interest rate environment and securitization market, the company adjusted its prepayment and discount rate assumptions.  The net effect of these adjustments reduced service receivables as well as the quarter’s securitization revenues by a total of $16 million, or $.11 per diluted share.

The volume of loans facilitated during the third quarter of fiscal 2007 that are available for securitization increased 24% over the same period last year to $872 million.  The rolling twelve-month volume of loans available for securitization increased 34% to $3.6 billion for the twelve months ended March 31, 2007.

“First Marblehead had a very strong third quarter and a terrific first nine months of fiscal 2007,” said Jack L. Kopnisky, First Marblehead’s President and Chief Executive Officer. “Our facilitated loan volume continues to grow, we continue to diversify our client base, and we remain dedicated to our mission of helping students finance their education dreams.”

First Marblehead will host a conference call today, Thursday, April 26, 2007 at 5:00 p.m. EDT to discuss these results.  Mr.  Kopnisky, and John A. Hupalo, Senior Executive Vice President and Chief Financial Officer, will host the call.  Investors and other interested parties are invited to listen to the conference call by dialing (866) 202-4683 in the United States or (617) 213-8846 from abroad passcode 47300178, or via a simultaneous Internet broadcast on the Company’s Web site at www.firstmarblehead.com, under Investors.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the passcode 39553149.

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About The First Marblehead Corporation — First Marblehead, a leader in creating solutions for education finance, provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

Statements in this press release, including the tables, regarding First Marblehead’s future growth, securitization yields, market position, and the future performance of securitization trusts, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of April 26, 2007.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors, which may cause our actual financial results, facilitated loan volumes and securitization-related revenues to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our success in structuring securitizations, the size, structure and  timing of the securitizations that we facilitate, the estimates we make and the assumptions on which we rely in preparing our financial statements, any variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues, our loan facilitation volumes, our relationships with key clients, and  the other factors set forth under the caption “Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2007.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity, capital market receptivity to private student loan asset-backed securities and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

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The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended March 31, 2007 and 2006
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Service revenues:
Up-front structural advisory fees	$103,879	$58,457	$365,807	$154,627

Additional structural advisory fees:
From new securitizations	9,128	8,764	34,575	23,542
Trust updates	(2,353)	(37)	540	1,403
Total additional structural advisory fees	6,775	8,727	35,115	24,945

Residuals:
From new securitizations	34,371	47,432	139,441	125,648
Trust updates	(5,838)	5,623	19,935	25,596
Total residual revenues	28,533	53,055	159,376	151,244

Processing fees from TERI	32,282	26,583	98,961	77,779

Administrative and other fees	6,048	2,352	15,001	6,145

Total service revenues	177,517	149,174	674,260	414,740

Net interest income	2,646	1,369	6,614	4,233

Total revenues	180,163	150,543	680,874	418,973
Non-interest expenses:
Compensation and benefits	27,391	25,107	84,894	66,009

General and administrative expenses	33,506	24,140	100,585	72,956

Total non-interest expenses	60,897	49,247	185,479	138,965

Income from operations	119,266	101,296	495,395	280,008

Other income	13	25	13	2,526

Income before income tax expense	119,279	101,321	495,408	282,534

Income tax expense	48,107	42,099	202,077	117,393

Net income	$71,172	$59,222	$293,331	$165,141

Net income per share, basic	$0.75	$0.63	$3.11	$1.73

Net income per share, diluted	0.75	0.62	3.09	1.71

Cash dividends declared per share	0.15	0.08	0.37	0.24

Weighted average shares outstanding, basic	94,629	94,284	94,471	95,670

Weighted average shares outstanding, diluted	95,110	95,046	95,055	96,588

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The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2007 and June 30, 2006
(Unaudited)
(in thousands, except share data)

	March 31, 2007	June 30, 2006
Assets
Cash, cash equivalents and investments	$290,169	$142,961
Loans held for sale	14,295	—
Service receivables:
Structural advisory fees	123,412	88,297
Residuals	612,199	452,823
Processing fees from TERI	10,917	10,447
Total service receivables	746,528	551,567

Property and equipment, net	39,171	36,743

Goodwill	4,878	3,176
Intangible assets, net	2,767	1,897
Prepaid income taxes	—	11,649
Other prepaid expenses	14,529	17,272
Other assets	5,069	5,081
Total assets	$1,117,406	$770,346

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$38,167	$—
Accounts payable and other accrued expenses	40,369	34,430
Income taxes payable	13,255	—
Net deferred income tax liability	179,129	144,240
Notes payable and capital lease obligations	10,242	13,326
Other liabilities	2,252	2,181
Total liabilities	283,414	194,177
Commitments and contingencies

Stockholders’ equity	833,992	576,169
Total liabilities and stockholders’ equity	$1,117,406	$770,346

Note:  There were 94,639,685 and 94,564,088 shares of common stock outstanding at March 31, 2007 and June 30, 2006, respectively.  On November 10, 2006, the Board of Directors approved a three-for-two split of the Company’s common stock which was effected in the form of a stock dividend distributed on December 4, 2006 to shareholders of record at the close of business on November 20, 2006.  As such, all prior period share data have been retroactively adjusted to reflect the split.

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The First Marblehead Corporation and Subsidiaries
Loan Facilitation Metrics
(Dollars in Millions)

	March 31, 2007	March 31, 2006	% Increase (Decrease)
Q3 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$558	$402	39%
School Channel Loans	273	253	8%
Private Label Loans	831	655	27%
GATE Loans	41	51	(20%)
Total Loan Facilitation Volume Available for Securitization	$872	$706	24%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$2,742	$1,898	44%
School Channel Loans	812	715	14%
Private Label Loans	3,554	2,613	36%
GATE Loans	96	112	(14%)
Total Loan Facilitation Volume Available for Securitization	$3,650	$2,725	34%

Q3 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$5	$11	(55%)
School Channel Loans	142	134	6%
Total Loan Facilitation Volume Not Available for Securitization	$147	$145	1%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$26	$49	(47%)
School Channel Loans	399	406	(2%)
Total Loan Facilitation Volume Not Available for Securitization	$425	$455	(7%)

Percentage of Loans Available for Securitization
Q3	86%	83%
Rolling Twelve Month	90%	86%

End-of period Principal Balance of Loans Available for Securitization but not yet Securitized
Direct-to-Consumer Loans	$321	$257
School Channel Loans	489	384
Private Label Loans	810	641
GATE Loans	95	106
Total Loan Principal Available for Securitization but not yet Securitized	$905	$747

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The First Marblehead Corporation and Subsidiaries
Income Statement Metrics

Private Label Loans
Approximate Securitization Yields by Marketing Channel

	Volume of Loans Securitized ($millions)	Up-front Structural Advisory Fees(1)	Additional Structural Advisory Fees(1)	Residual Revenue(1)	Total Revenue(3)
Direct-to-Consumer
Q3 2007	$583 (75%)	14.7%	1.2%	5.2%	21.1%
Q3 2006	$527 (71%)	8.7%	1.2%	7.7%	17.5%

School Channel
Q3 2007	$193 (25%)	8.5%	1.2%	2.0%	11.6%
Q3 2006	$214 (29%)	5.9%	1.2%	3.2%	10.3%

Blended Yield(2)
Q3 2007	$776	13.1%	1.2%	4.4%	18.7%
Q3 2006	$741	7.9%	1.2%	6.4%	15.5%

(1)             Revenues are expressed as a percentage of the total principal and accrued interest balance of private label loans securitized in each channel at the date of securitization.

(2)             Blended yield represents securitization revenues as a percentage of the total principal and accrued interest balance of loans securitized for all marketing channels at the date of securitization.

(3)             Due to rounding and the complex nature of these calculations, the total yield by marketing channel and securitization may not represent the sum of the individual yields by revenue source.

Note:  These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution.  Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the relative mix of loans from students with various expected terms to graduation, the structure, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors.  Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

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The First Marblehead Corporation and Subsidiaries
Balance Sheet Metrics
Roll-forward of Structural Advisory Fees and Residuals Receivables
(Dollars in Thousands)

Structural Advisory Fees Receivable	Three Months Ended March 31, 2007	Nine Months Ended March 31, 2007

Beginning of period balance	$116,637	$88,297

Additions from new securitizations	9,128	34,575

Trust updates:
Passage of time (present value accretion)	2,001	5,413
Increase in average prepayment rates	(3,529)	(3,529)
Other factors	(825)	(1,344)
Net accretion	(2,353)	540

End of period balance	$123,412	$123,412

Residuals Receivable

Beginning of period balance	$583,666	$452,823

Additions from new securitizations	34,371	139,441

Trust updates
Passage of time (present value accretion)	18,229	48,369
Increase in average prepayment rates	(36,236)	(36,236)
Decrease in discount rate assumptions	26,680	26,680
Other factors	(14,511)	(18,878)
Net accretion	(5,838)	19,935

End of period balance	$612,199	$612,199

Note:  Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables. To date, loans in the securitization trusts have experienced higher prepayment rates than we had estimated would occur. During the three and nine months ended March 31, 2007, this reduced the positive net accretion that comes from updating the carrying value of our structural advisory fees and residuals receivables for the passage of time.

In light of recent prepayment rates and other factors, including the current interest rate environment, we altered our assumption regarding the annual rate of student loan prepayments during the third quarter of fiscal 2007. The increase in our prepayment assumption from 7% to 8% resulted in decreases in the estimated fair value of our structural advisory fees and residuals receivables. These decreases were offset in part by a reduction in the discount rates we use to estimate the fair value of a portion of our residuals receivable.  The three securitization trusts that we facilitated during the first nine months of fiscal 2007 issued BBB-rated securities.  We believe that market developments have now provided us with a meaningful basis for the discount rate to be applied in estimating the fair value of the pre-fiscal 2007 private label securitization trust residuals.  The aggregated average discount rate for this period is 11.52%.

We continue to monitor the performance of trust assets against our expectations, and will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

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